Exhibit 99.3

TPI Expands its Strategic Relationship with Proterra to Manufacture Composite Bus Bodies

SCOTTSDALE, Ariz., Nov. 08, 2017 (GLOBE NEWSWIRE) -- TPI Composites, Inc., (TPI) (Nasdaq:TPIC), announced today that it has entered into a new, five-year supply agreement with Proterra Inc. to be the supplier of composite bus bodies for Proterra’s Catalyst® zero-emission electric buses from its existing Rhode Island manufacturing facility and from a new U.S. manufacturing facility in Newton, Iowa that TPI expects to open in the first half of 2018.  Under this supply agreement TPI will provide capacity for up to 3,350 bus bodies over the five-year period.

“We are excited to expand our relationship with Proterra and to support Proterra’s continued growth in the electric bus market as well as continue to demonstrate TPI’s deep advanced composite technology capabilities across multiple industry segments,” remarked Steve Lockard, TPI’s President and CEO.

The composite structure utilizes a combination of reinforcement materials including fiberglass and carbon fiber that enable a lightweight body structure that weighs thousands of pounds less than conventional metallic space frames. The lower mass composite body structure is one factor that enables Proterra to provide industry-leading range for its battery-electric vehicles.  Composite structures provide additional performance advantages with enhanced durability and reduced maintenance costs, by providing a corrosion-free solution.

“As cities and municipalities throughout North America transition to zero-emission buses, TPI’s expanded manufacturing footprint and advanced composites technology will help us to scale the production of our electric buses and cost-effectively serve our California and South Carolina factories in the United States,” said Ryan Popple, CEO of Proterra.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global footprint and is an innovation leader for composite structures in the transportation market utilizing advanced composite technology and manufacturing expertise. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading global manufacturers. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., China, Mexico, and Turkey.

Investor Contact:
investors@tpicomposites.com
480-315-8742

About Proterra

Proterra is a leader in the design and manufacture of zero-emission heavy-duty vehicles, enabling bus fleet operators to significantly reduce operating costs while delivering clean, quiet transportation to local communities across the United States. With more than 400 vehicles sold to 42 different municipal, university, airport and commercial transit agencies in 20 states, Proterra is committed to providing state of the art, high-performance vehicles to meet today’s growing market demand. The company’s configurable Catalyst platform is capable of serving the full daily mileage needs of nearly every U.S. transit route on a single charge. With unmatched durability and energy efficiency based on rigorous U.S. certification testing, Proterra products are proudly designed, engineered and manufactured in America, with offices in Silicon Valley, South Carolina, and Los Angeles. For more information, visit: http://www.proterra.com and follow us on Twitter @Proterra_Inc.

Media Contact:
pr@proterra.com